FINANCIAL PRODUCTS

Pricing Supplement No. U6665

To the Underlying Supplement dated June 18, 2020,

Product Supplement No. I-B dated June 18, 2020,

Product Supplement No. I-C dated February 4, 2022,

Prospectus Supplement dated June 18, 2020 and

Prospectus dated June 18, 2020

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 April 22, 2022

$1,000,000

Autocallable Buffered Accelerated Return Equity Securities due April 27, 2026

Linked to the Performance of an Unequally Weighted Basket Consisting of Three Basket Components

•	Investors will not receive any interest or dividend payments. The securities do not guarantee any return of principal at maturity.
•	If an Autocall Event occurs on the Autocall Observation Date, the securities will be automatically redeemed and investors will receive a cash payment equal to the principal amount of securities they hold plus the Automatic Redemption Premium, as set forth below, and no further payments will be made on the securities.
•	If the securities have not been automatically redeemed and the Final Basket Level is equal to or greater than the Initial Basket Level, for each $1,000 principal amount of securities investors hold, investors will receive a Redemption Amount of $1,000 plus a return based on the leveraged upside performance of the Basket.
•	If the securities have not been automatically redeemed and the Final Basket Level is less than the Initial Basket Level but equal to or greater than the Buffer Level, for each $1,000 principal amount of securities investors hold, investors will receive a Redemption Amount of $1,000.
•	If the securities have not been automatically redeemed and the Final Basket Level is less than the Buffer Level, investors will be exposed on a leveraged basis to the decline of the Basket from the Initial Basket Level to the Final Basket Level beyond the Buffer Level. You could lose your entire investment.
•	Senior unsecured obligations of Credit Suisse maturing April 27, 2026. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	Investors should be willing to (i) forgo dividends and (ii) lose some or all of their investment if the Final Basket Level is less than the Buffer Level.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The offering price for the securities was determined on April 22, 2022 (the “Trade Date”), and the securities are expected to settle on April 28, 2022 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 9 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000	$0	$1,000
Total	$1,000,000	$0	$1,000,000

(1) We will not pay a commission in connection with the distribution of the securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $992.50 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

April 22, 2022

Key Terms

Issuer

Credit Suisse AG (“Credit Suisse”), acting through its London branch

Basket

The securities are linked to the performance of a weighted basket consisting of three underlyings (each a “Basket Component,” and together, the “Basket Components”). For additional information on the Basket Components, see “The Basket Components” herein. Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Component Weighting:

Basket Component	Ticker	Initial Level	Component Weighting
S&P 500® Index	SPX <Index>	4271.78	60/100
Nasdaq-100 Index®	NDX <Index>	13356.87	20/100
iShares® Semiconductor ETF	SOXX UQ <Equity>	$410.55	20/100

Redemption Amount

At maturity, if the securities are not automatically redeemed, for each $1,000 principal amount of securities, you will receive a Redemption Amount in cash that will equal $1,000 multiplied by the sum of one plus the Security Performance Factor, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Security Performance Factor

The Security Performance Factor is expressed as a percentage and is calculated as follows:

•	If the Final Basket Level is equal to or greater than the Initial Basket Level, the Security Performance Factor will equal an amount calculated as follows:

Upside Participation Rate x Basket Return

•	If the Final Basket Level is less than the Initial Basket Level but equal to or greater than the Buffer Level, the Security Performance Factor will equal zero.

•	If the Final Basket Level is less than the Buffer Level, the Security Performance Factor will equal the product of (i) the Downside Leverage Factor multiplied by (ii) the sum of (a) the Basket Return plus (b) the Buffer Amount.

If the securities are not automatically redeemed prior to maturity and the Final Basket Level is less than the Buffer Level, you will be exposed on a leveraged basis to the decline of the Basket and you will receive less than the principal amount of your securities at maturity. You could lose your entire investment.

Basket Return

Final Basket Level – Initial Basket Level

Initial Basket Level

The Basket Return will be negative if the Final Basket Level is less than the Initial Basket Level.

Automatic Redemption

If an Autocall Event occurs on the Autocall Observation Date, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of securities you hold plus the Automatic Redemption Premium. Payment will be made in respect of such redemption on the Automatic Redemption Date, and no further payments will be made on the securities.

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The Autocall Observation Date and Automatic Redemption Date are set forth in the table below. The Autocall Observation Date and Automatic Redemption Date are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Autocall Observation Date	Automatic Redemption Date
April 24, 2023	April 27, 2023

Autocall Event

An Autocall Event will occur if, on the Autocall Observation Date, the Basket Closing Level is equal to or greater than the Autocall Level.

Automatic Redemption Premium

For each $1,000 principal amount of securities you hold, $137.

Upside Participation Rate

125%

Downside Leverage Factor

The quotient of the Initial Basket Level divided by the Buffer Level, which equals 125%.

Buffer Amount

20%

Buffer Level

80% of the Initial Basket Level.

Autocall Level

100% of the Initial Basket Level.

Initial Basket Level

Set equal to 100 on the Trade Date.

Basket Closing Level

On any trading day, the level of the Basket calculated as follows:

100 × [1 + the sum of the products of (a) the Component Return for each Basket Component on such trading day and (b) the Component Weighting for such Basket Component]

Final Basket Level

The Basket Closing Level on the Valuation Date

Component Return

With respect to each Basket Component on any trading day, the Component Return will be calculated as follows:

Component Level – Initial Level

Initial Level

Initial Level

For each Basket Component, the closing level of such Basket Component on the Trade Date, as set forth in the table above.

Component Level

For each Basket Component on any trading day, the closing level of such Basket Component on such trading day.

Final Level

For each Basket Component, the closing level of such Basket Component on the Valuation Date.

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Trade Date	April 22, 2022
Settlement Date	Expected to be April 28, 2022
Valuation Date	April 22, 2026	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date	April 27, 2026	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

Events of Default

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities— Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•	a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP

22553PT58

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Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated June 18, 2020, the product supplements dated June 18, 2020 and February 4, 2022, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•    Underlying Supplement dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

•    Product Supplement No. I-B dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011955/dp130588_424b2-ps1b.htm

•    Product Supplement No. I-C dated February 4, 2022:

https://www.sec.gov/Archives/edgar/data/1053092/000095010322002048/dp166585_424b2-ic.htm

•    Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

For purposes of any accompanying product supplement, an “Autocall Observation Date” is a “calculation date.”

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

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Hypothetical Payments upon Automatic Redemption and Redemption Amounts

The table and examples below make the following assumptions and illustrate hypothetical payments upon Automatic Redemption and Redemption Amounts payable at maturity, as applicable, on a $1,000 investment in the securities for a range of scenarios. The actual Autocall Level, Automatic Redemption Premium, Buffer Level, Buffer Amount, Upside Participation Rate and Downside Leverage Factor are set forth in “Key Terms” herein. The examples are intended to illustrate hypothetical calculations of the payment upon Automatic Redemption and the Redemption Amount payable at maturity, as applicable, and are provided for illustration purposes only. The actual payment upon Automatic Redemption or the Redemption Amount payable at maturity, as applicable, that a purchaser of the securities will receive will depend on several variables, including, but not limited to (a) whether the Basket Closing Level is equal to or greater than the Autocall Level on the Autocall Observation Date, (b) the Final Basket Level and (c) whether and by how much the Final Basket Level is less than the Buffer Level. It is not possible to predict whether an Autocall Event will occur, and in the event that the securities are not automatically redeemed, whether and by how much the Final Basket Level will have decreased in comparison to the Initial Basket Level. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers below have been rounded for ease of analysis.

Principal Amount	$1,000 per security
Autocall Level	100% of Initial Basket Level
Automatic Redemption Premium	$125 per $1,000 principal amount of securities
Buffer Level	80% of Initial Basket Level
Buffer Amount	20%
Upside Participation Rate	125%
Downside Leverage Factor	125%

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TABLE: The securities are not automatically redeemed.

Basket Return	Security Performance Factor	Redemption Amount per $1,000 Principal Amount of Securities
100%	125%	$2,250
90%	112.50%	$2,125
80%	100%	$2,000
70%	87.50%	$1,875
60%	75%	$1,750
50%	62.50%	$1,625
40%	50%	$1,500
30%	37.50%	$1,375
20%	25%	$1,250
10%	12.50%	$1,125
0%	0%	$1,000
-10%	0%	$1,000
-20%	0%	$1,000
-21%	-1.25%	$987.50
-30%	-12.50%	$875
-40%	-25%	$750
-50%	-37.50%	$625
-60%	-50%	$500
-70%	-62.50%	$375
-80%	-75%	$250
-90%	-87.50%	$125
-100%	-100%	$0

Examples

The following examples illustrate how the payment upon Automatic Redemption or Redemption Amount, as applicable, is calculated.

1.	The Basket Closing Level on the Autocall Observation Date is equal to or greater than the Autocall Level.

Basket Closing Level on the Autocall Observation Date: 110% of Initial Basket Level

Because the Basket Closing Level is equal to or greater than the Autocall Level on the Autocall Observation Date, the securities are automatically redeemed.

Therefore, the cash payment per $1,000 principal amount of securities is equal to $1,000 plus the Automatic Redemption Premium:

= $1,000 + $125 = $1,125

2.	The securities are not automatically redeemed and the Basket increases by 70% from the Initial Basket Level to the Final Basket Level.

Basket Closing Level on the Autocall Observation Date: 80% of Initial Basket Level

Final Basket Level: 170% of Initial Basket Level

Because the Final Basket Level is equal to or greater than the Initial Basket Level, the Redemption Amount is determined as follows:

Security Performance Factor	= Upside Participation Rate × Basket Return
= 125% × 70%
= 87.50%

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Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 1.875
= $1,875

Because the securities are not automatically redeemed and the Final Basket Level is equal to or greater than the Initial Basket Level, the Security Performance Factor is equal to the Basket Return multiplied by the Upside Participation Rate.

3.	The securities are not automatically redeemed and the Basket decreases by 10% from the Initial Basket Level to the Final Basket Level.

Basket Closing Level on the Autocall Observation Date: 70% of Initial Basket Level

Final Basket Level: 90% of Initial Basket Level

Because the Final Basket Level is less than the Initial Basket Level but equal to or greater than the Buffer Level, the Redemption Amount is determined as follows:

Security Performance Factor	= 0%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 1
= $1,000

Because the securities are not automatically redeemed and the Final Basket Level is less than the Initial Basket Level but equal to or greater than the Buffer Level, the Security Performance Factor is equal to zero.

4.	The securities are not automatically redeemed and the Basket decreases by 40% from the Initial Basket Level to the Final Basket Level.

Basket Closing Level on the Autocall Observation Date: 80% of Initial Basket Level

Final Basket Level: 60% of Initial Basket Level

Because the Final Basket Level is less than the Buffer Level, the Redemption Amount is determined as follows:

Security Performance Factor	= Downside Leverage Factor × (Basket Return + Buffer Amount)
= 125% × (−40% + 20%)
= −25%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 0.75
= $750

Because the securities are not automatically redeemed and the Final Basket Level is less than the Buffer Level, you will be exposed on a leveraged basis to the depreciation in the level of the Basket from the Initial Basket Level to the Final Basket Level beyond the Buffer Level. In this scenario, you will lose approximately 25% of the principal amount at maturity; therefore, the securities will provide an effective buffer (which is the difference between the negative performance of the Basket and the loss on the securities) of 15%.

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5.	The securities are not automatically redeemed and the Basket decreases by 70% from the Initial Basket Level to the Final Basket Level.

Basket Closing Level on the Autocall Observation Date: 80% of Initial Basket Level

Final Basket Level: 30% of Initial Basket Level

Because the Final Basket Level is less than the Buffer Level, the Redemption Amount is determined as follows:

Security Performance Factor	= Downside Leverage Factor × (Basket Return + Buffer Amount)
= 125% × (−70% + 20%)
= −62.50%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 0. 375
= $375

Because the securities are not automatically redeemed and the Final Basket Level is less than the Buffer Level, you will be exposed on a leveraged basis to the depreciation in the level of the Basket from the Initial Basket Level to the Final Basket Level beyond the Buffer Level. In this scenario, you will lose approximately 62.50% of the principal amount at maturity; therefore, the securities will provide an effective buffer (which is the difference between the negative performance of the Basket and the loss on the securities) of 7.50%. A comparison of this example with the previous example illustrates the diminishing effective buffer as the level of the Basket decreases.

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Selected Risk Considerations

An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Securities Generally

YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY

You may receive less at maturity than you originally invested in the securities or you may receive nothing. If the securities are not automatically redeemed and the Final Basket Level is less than the Buffer Level, you will be fully exposed to such negative performance on a leveraged basis, which will progressively offset the protection that the Buffer Amount would offer. In such case, the Security Performance Factor will be calculated as follows: (i) the Downside Leverage Factor multiplied by (ii) the sum of (a) the percentage decline of the Basket from the Initial Basket Level to the Final Basket Level and (b) the Buffer Amount. Accordingly, the lower the Final Basket Level, the less benefit you will receive from the buffer. You could lose your entire investment. Any payment on the securities is subject to our ability to pay our obligations as they become due.

REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS

Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC REDEMPTION FEATURE

The securities will be automatically redeemed before maturity if the Basket Closing Level on the Autocall Observation Date is equal to or greater than the Autocall Level. If the securities are automatically redeemed, you will receive a cash payment equal to the principal amount of securities you hold plus the Automatic Redemption Premium and no further payments will be made on the securities. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs.

THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK

The securities are subject to a potential Automatic Redemption. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide the same return as the securities.

THE SECURITIES DO NOT PAY INTEREST

We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Basket. Because the Redemption Amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH BASKET COMPONENTS WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS

“Volatility” refers to the frequency and magnitude of changes in the levels of the Basket Components. The greater the expected volatility with respect to the Basket Components on the Trade Date, the higher the expectation as of the Trade Date that (i) the Basket Closing Level could be less than the Autocall Level on the Autocall Observation Date or (ii) the Final Basket Level could be less than the Buffer Level, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher Automatic Redemption Premium than the yield payable on our conventional debt securities with a

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similar maturity, or in more favorable terms (such as a lower Autocall Level or Buffer Level) than for similar securities linked to the performance of an underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Automatic Redemption Premium may indicate an increased risk of loss. Further, a relatively lower Autocall Level or Buffer Level may not necessarily indicate that you will receive an Automatic Redemption Premium on the Autocall Observation Date, or that the securities have a greater likelihood of a return of principal at maturity. The volatility of the Basket Components can change significantly over the term of the securities. The levels of the Basket Components could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Basket Components and the potential to lose some or all of your principal at maturity.

THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the securities described herein is respected, there is a substantial risk that a security will be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Basket Components

CHANGES IN THE LEVELS OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER

Movements in the levels of the Basket Components may not correlate with each other. At a time when the value of one or more of the Basket Components increases, the level of one or more of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Closing Level on the Autocall Observation Date or the Basket Return, increases in the level of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the levels of the other Basket Components.

THE BASKET COMPONENTS ARE NOT EQUALLY WEIGHTED

The securities are linked to a basket of three Basket Components, and the Basket Components have significantly different weights in determining the value of the Basket. The same percentage change in each of the Basket Components could therefore have different effects on the Basket Closing Level on the Autocall Observation date or the Valuation Date because of the unequal weighting. For example, if the weighting of one Basket Component is greater than the weighting of another Basket Component, a 5% decrease from the Initial Level to the Final Level of the Basket Component with the greater weighting will have a greater impact on the Final Basket Level than a 5% increase from the Initial Level to the Final Level of the Basket Component with the lesser weighting.

FOREIGN COMPANY RISK

Some of the assets included in the Nasdaq-100 Index® are issued by foreign companies. Foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. Foreign companies may be subject to different political, market, economic, regulatory and other risks than those applicable to domestic companies, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of some of the equity securities included in the Nasdaq-100 Index®, and therefore the performance of the Nasdaq-100 Index® and the value of the securities.

THERE ARE RISKS ASSOCIATED WITH THE iSHARES® SEMICONDUCTOR ETF

Although shares of the iShares® Semiconductor ETF (the “Reference Fund”) are listed for trading on a national securities exchange and a number of exchange-traded funds generally have been traded on various

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national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Reference Fund or that there will be liquidity in the trading market. The Reference Fund is subject to management risk, which is the risk that the Reference Fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Reference Fund’s investment strategy or otherwise, the investment advisor for the Reference Fund may add, delete or substitute the assets held by the Reference Fund. Any of these actions could adversely affect the price of the shares of the Reference Fund and consequently the value of the securities. For additional information about the Reference Fund, see “The Basket Components—The iShares® Semiconductor ETF” herein.

THE PERFORMANCE AND MARKET VALUE OF THE REFERENCE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE TO THE PERFORMANCE OF THE TRACKED INDEX

The Reference Fund will generally invest in all of the equity securities included in the index tracked by the Reference Fund (the “Tracked Index”), but may not fully replicate the Tracked Index. There may be instances where the Reference Fund’s investment advisor may choose to overweight a stock in the Tracked Index, purchase securities not included in the Tracked Index that the investment advisor believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of the Reference Fund will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Finally, because the shares of the Reference Fund are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of the Reference Fund may differ from the net asset value per share of the Reference Fund.

During periods of market volatility, securities held by the Reference Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Reference Fund and the liquidity of the Reference Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Reference Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Reference Fund. As a result, under these circumstances, the market value of shares of the Reference Fund may vary substantially from the net asset value per share of the Reference Fund. For these reasons, the performance of the Reference Fund may not correlate with the performance of the Tracked Index.

THE STOCKS INCLUDED IN THE REFERENCE FUND ARE CONCENTRATED IN ONE PARTICULAR SECTOR

All of the stocks included in the Reference Fund are issued by companies in a single sector. As a result, the stocks that will determine the performance of the Reference Fund are concentrated in a single sector. Although an investment in the securities will not give holders any ownership or other direct interests in the stocks held by the Reference Fund, the return on an investment in the securities will be subject to certain risks associated with a direct equity investment in companies in a single sector. Accordingly, by investing in the securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in a broader range of sectors.

NO OWNERSHIP RIGHTS RELATING TO THE BASKET COMPONENTS

Your return on the securities will not reflect the return you would realize if you actually owned shares of the Reference Fund or the equity securities that comprise the Basket Components. The return on your investment is not the same as the total return you would receive based on a purchase of shares of the Reference Fund or the equity securities that comprise the Basket Components.

NO VOTING RIGHTS OR DIVIDEND PAYMENTS

As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to shares of the Reference Fund or the equity securities that comprise the Basket Components.

ANTI-DILUTION PROTECTION IS LIMITED

The calculation agent will make anti-dilution adjustments for certain events affecting the Reference Fund. However, an adjustment will not be required in response to all events that could affect the Reference Fund. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities

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may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

GOVERNMENT REGULATORY ACTION, INCLUDING LEGISLATIVE ACTS AND EXECUTIVE ORDERS, COULD RESULT IN MATERIAL CHANGES TO THE BASKET COMPONENTS AND COULD NEGATIVELY AFFECT YOUR RETURN ON THE SECURITIES

Government regulatory action, including legislative acts and executive orders, could materially affect the Basket Components. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

Risks Relating to the Issuer

THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE

Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

CREDIT SUISSE IS SUBJECT TO SWISS REGULATION

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

HEDGING AND TRADING ACTIVITY

We or any of our affiliates may carry out hedging activities related to the securities, including in the Reference Fund or instruments related to the Basket Components. We or our affiliates may also trade in the Reference Fund or instruments related to the Basket Components from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

POTENTIAL CONFLICTS

We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES

The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the levels of the Basket Components, the terms of the securities at issuance and the value of the

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securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

•	the expected and actual volatility of the Basket and the Basket Components;

•	the expected and actual correlation, if any, between the Basket Components;

•	the time to maturity of the securities;

•	the dividend rate on the equity securities included in the Basket Components;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•	events affecting companies engaged in the industry tracked by the Reference Fund;

•	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the equity securities included in the Basket Components or markets generally and which may affect the levels of the Basket Components; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC

The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES

The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of

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the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

SECONDARY MARKET PRICES

If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

LACK OF LIQUIDITY

The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

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The Basket Components

The S&P 500® Index

For additional information on the S&P 500® Index, see “The Reference Indices—The S&P Dow Jones Indices—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement.

The Nasdaq-100 Index®

For additional information on the Nasdaq-100 Index®, see “The Reference Indices—The Nasdaq-100 Index®” in the accompanying underlying supplement.

The iShares® Semiconductor ETF

We have derived all information contained herein regarding the iShares® Semiconductor ETF from publicly available information. Such information reflects the policies of, and is subject to change by, BlackRock Fund Advisors, which maintains and manages the iShares® Semiconductor ETF and acts as investment advisor to the iShares® Semiconductor ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the iShares® Semiconductor ETF.

The iShares® Semiconductor ETF is an exchange-traded fund that seeks to track, before fees and expenses, the investment results of the ICE Semiconductor Index, which is an index composed of U.S.-listed equities in the semiconductor sector.

The iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Semiconductor ETF. Information filed by the iShares® Trust with the SEC under the Securities Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-92935 and 811-09729. Shares of the iShares® Semiconductor ETF are listed on the Nasdaq Stock Market under ticker symbol “SOXX.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement, the underlying supplement, any accompanying product supplement, the prospectus supplement or the prospectus.

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Historical Information

The following graphs set forth the historical performance of the Basket Components, as well as the Basket as a whole, based on the closing levels of the Basket Components. The Basket Component graphs set forth the historical performance of the Basket Components from January 3, 2017 through April 22, 2022. The Basket graph sets forth the historical performance of the Basket from January 3, 2017 through April 22, 2022. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Basket Components as an indication of future performance of the Basket Components or the securities. Any historical trend in the levels of the Basket Components during any period set forth below is not an indication that the levels of the Basket Components are more or less likely to increase or decrease at any time over the term of the securities. The graphs below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information on the Basket Components, see “The Basket Components” herein.

The closing level of the S&P 500® Index on April 22, 2022 was 4271.78.

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The closing level of the Nasdaq-100 Index® on April 22, 2022 was 13356.87.

The closing level of the iShares® Semiconductor ETF on April 22, 2022 was $410.55.

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The graph of the historical Basket performance assumes the Basket Level on April 22, 2022 was 100 and the Component Weightings were as specified in “Key Terms” herein.

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United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as described herein is respected, there is a substantial risk that your purchase of a security will be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Financial Contracts that are Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax advisor regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders

Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product

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supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution
(Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU will offer the securities at the offering price set forth on the cover page of this pricing supplement and will not receive a commission in connection with the distribution of the securities. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

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Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated March 8, 2022 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on March 8, 2022. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 8, 2022, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on March 8, 2022. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

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